Searching for a strong addition to your portfolio?

Take another look at commodities.

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ETRACS CMCI ETNs

Bring powerful, *diversified commodity investing* into view.



UBS

ETRACS CMCI ETNs

Including:

DJCI	Bloomberg Commodity Index Total Return ETN
PTM	CMCI Long Platinum Total Return ETN
FUD	CMCI Food Total Return ETN
UAG	CMCI Agriculture Total Return ETN

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